Exhibit 99.1

News Release	Bayer AG Communications, Government Relations & Corporate Brand 51368 Leverkusen Germany Tel. +49 214 30-0 www.news.bayer.com

NOT FOR DISTRIBUTION IN THE UNITED STATES OF AMERICA, CANADA, JAPAN OR AUSTRALIA

Bayer successfully places EUR 4 billion

of mandatory convertible notes

Leverkusen, November 16, 2016 — Bayer successfully completed the placement of EUR 4 billion mandatory convertible notes (the “Notes”) with institutional investors, excluding the pre-emptive rights of the shareholders of Bayer AG (the “Company”).

The issuance of the Notes represents the first component of the previously announced equity capital measures of around USD 19 billion in connection with the contemplated Monsanto acquisition. The net proceeds of the offering are intended for the early replacement of a portion of the undrawn commitments under the syndicated term loan facility agreement entered into by Bayer.

“The strong interest in the mandatory convertible notes confirms the capital market’s confidence in Bayer. The transaction was multiple times oversubscribed, demonstrating the attractiveness of the Notes to investors,” said Bayer CFO Johannes Dietsch.

The Notes, with a principal amount of EUR 100,000 each, will be issued by Bayer Capital Corporation B.V. under the subordinated guarantee of Bayer AG. At maturity outstanding Notes will be mandatorily converted into ordinary shares of the Company.

The Notes will be issued at par with a coupon of 5.625 per cent per annum. The minimum conversion price has been set at EUR 90. The maximum conversion price has been set at EUR 108, representing a maximum conversion premium of 20 per cent. The Notes will mature on November 22, 2019, whilst the terms and conditions provide for conversion rights of the noteholders and Bayer prior to maturity.

BofA Merrill Lynch, Credit Suisse, Goldman Sachs and J.P. Morgan are acting as Joint Global Coordinators and Joint Bookrunners, Citigroup and HSBC are acting as Co-Bookrunners in connection with the offering.

Bayer: Science For A Better Life

Bayer is a global enterprise with core competencies in the Life Science fields of health care and agriculture. Its products and services are designed to benefit people and improve their quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal 2015, the Group employed around 117,000 people and had sales of EUR 46.3 billion. Capital expenditures amounted to EUR 2.6 billion, R&D expenses to EUR 4.3 billion. These figures include those for the high-tech polymers business, which was floated on the stock market as an independent company named Covestro on October 6, 2015. For more information, go to www.bayer.com.

Contact:

Christian Hartel, phone +49 214 30-47686

E-Mail: christian.hartel@bayer.com

For more information, go to www.bayer.com and www.advancingtogether.com.

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Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2016 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”). In connection with the proposed merger, on November 10, 2016, Monsanto filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and other documents relating to the proposed transaction and mailed the Proxy Statement and proxy card to Monsanto’s stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE PROXY STATEMENT CAREFULLY, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a copy of the Proxy Statement and the other documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov, and Monsanto’s website, www.monsanto.com. In addition, the documents may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling +1 (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, which was filed with the SEC on October 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and may be contained in other relevant materials filed with the SEC in respect of the proposed transaction.

Additional Information

This press release constitutes neither an offer to sell nor a solicitation to buy any securities of Bayer or its subsidiaries. The mandatory convertible notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States of America absent registration or an applicable exemption from the registration requirements under the Securities Act.

In the United Kingdom, this document is only being distributed to and is only directed at persons who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) or (ii) are persons falling within Article 49(2)(a) to (d) of the Order (high net worth companies, unincorporated associations, etc.) (all such persons together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

None of the Joint Bookrunners, the Co-Bookrunners or any of their respective directors, officers, employees, advisers or agents accepts any responsibility or liability whatsoever for or makes any representation or warranty, express or implied, as to the truth, accuracy or completeness of the information in this announcement (or whether any information has been omitted from the announcement) or any other information relating to Bayer Capital Corporation B.V. and Bayer AG or any of their subsidiaries or associated companies, whether written, oral or in a visual or electronic form, and howsoever transmitted or made available or for any loss howsoever arising from any use of this announcement or its contents or otherwise arising in connection therewith.

The Joint Bookrunners and the Co-Bookrunners are acting exclusively for Bayer Capital Corporation B.V. and Bayer AG and no one else in connection with the offering. They will not regard any other person as their respective clients in relation to the offering and will not be responsible to anyone other than the Bayer Capital Corporation B.V. and Bayer AG for providing the protections afforded to their respective clients, nor for providing advice in relation to the offering, the contents of this announcement or any transaction, arrangement or other matter referred to herein.

In connection with the offering, the Joint Bookrunners, the Co-Bookrunners and any of their affiliates, acting as investors for their own accounts, may subscribe for or purchase Notes of Bayer Capital Corporation B.V. and in that capacity may retain, purchase, sell, offer to sell or otherwise deal for their own accounts in such Notes and other securities of Bayer Capital Corporation B.V. and Bayer AG or related investments in connection with this Note offering or otherwise. The Joint Bookrunners do not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligations to do so.